PROSPECTUS                 Pricing Supplement No. 2698
Dated January 10, 1995     Dated January 16, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  January 16, 1996

Settlement Date (Original Issue Date):   January 19, 1996

Maturity Date: January 20, 1998

Principal Amount (in Specified Currency):  US$100,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$100,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:  __ CD Rate   __ Commercial Paper Rate
  X  Federal Funds Rate (See "Additional Terms--Interest" below)
  __ LIBOR   __ Prime Rate  __ Treasury Rate
  __ Other  (See "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.160%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates:  Each January 20, April 20, July 20 and
  October 20, commencing April 20, 1996 (with respect to the period from and including January 19, 1996 to but excluding
  April 20, 1996), and ending on the Maturity Date.


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2698
                       Dated January 16, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



  Initial Interest Rate Per Annum: The interest rate applicable to the period from and including the Original Issue Date to but excluding the first Interest Reset Date shall be 5.69%.

  Interest Reset Periods and Dates: Weekly, on each Tuesday and on each Interest Payment Date.

  Interest Determination Dates: The Friday immediately preceding each Interest Reset Date.

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

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                      (Floating Rate Notes)
                                             Page 3
                       Pricing Supplement No. 2698
                       Dated January 16, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  The interest rate applicable to each weekly Interest Reset Period will equal the Federal Funds Rate (as defined below) plus the Spread set forth on the cover page of this Pricing Supplement. Interest will be payable quarterly on each January 20, April 20, July 20 and October 20, commencing on April 20, 1996 (with respect to the period from and including January 19, 1996 to but excluding April 20, 1996), and on the Maturity Date (each, an "Interest Payment Date"). Interest will reset on each Tuesday and on each Interest Payment Date (each, an "Interest Reset Date") from the Original Issue Date up to but excluding the Maturity Date. The Interest Determination Date with respect to an Interest Reset Date will be Friday immediately preceding such Interest Reset Date. Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

  "Federal Funds Rate" means, with respect to an Interest Reset Date, the rate (expressed as a percentage per annum) that appears opposite the caption "Federal Funds FRB-H.15" for the seven- day period ending on the Wednesday preceding the Interest Determination Date pertaining to such Interest Reset Date on Telerate Page 122 (as defined below) as of 11:00 a.m., New York City time, on such Interest Determination Date; if such rate is not available on Telerate Page 122 for any Interest Determination Date, than the "Fed Funds Rates" for the related Interest Reset Date shall be the "Federal Funds (effective) Week Ending" rate applicable to such Interest Determination Date as published in Federal Reserve Statistical Release H.15(519); if such rate is not available on Telerate Page 122 or H.15(519) for any Interest Determination Date, than the rate shall be determined by the Calculation Agent based upon the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal funds as of 9:00 a.m., New York City time, on such Interest Determination Date arranged by three leading

                      (Floating Rate Notes)
                                             Page 4
                       Pricing Supplement No. 2698
                       Dated January 16, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



  brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate with respect to such Interest Determination Date shall be the Federal Funds Rate in effect on such Interest Determination Date.

  "Telerate Page 122" means the display designated as "Page 122" on the Telerate Service (or such other page as may replace Page 122 on that service or such other service as may be nominated as the information vendor for the purpose of displaying Federal funds rates).

  Salomon Brothers Inc shall act as the Calculation Agent for the Notes.

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being distributed by Salomon Brothers Inc, as agent (the "Agent"), at the Issue Price set forth on the cover page hereof.